Exhibit 99.1

Paul Broyer
Candela Corporation
508—358—7400 x435

CANDELA REPORTS FOURTH QUARTER AND FULL FISCAL YEAR

Wayland, MA — August 21, 2006 — Candela Corporation (NASDAQ: CLZR) announced today that revenues for its fourth fiscal quarter and full fiscal year were $41.3 million and $149.5 million, increases of 7% and 21% when compared to the same fiscal periods a year earlier.

The Company reported net income for the quarter was $ 2.4 million or $0.10 cents per share versus $3.2 million or $0.14 cents per share a year earlier.  For the full year, the Company reported net income of $14.9 million or $0.62 cents per share versus $7.3 million of $0.32 per share last year.

Included in the quarter and full year were share based payments of $0.6 million and $1.3 million, representing EPS charges of $0.02 and $0.04 respectively.

Gerard E. Puorro, Candela’s President and Chief Executive Officer, said: “While we are pleased with the full year results of 21% revenue growth and 104% profit growth, we are not satisfied with our fourth quarter finish.  As we examine our position in the market and our plan to introduce several new products in the first half of calendar 2007, we are optimistic we will grow with or above the market in the coming year.”

About CANDELA:   Candela Corporation manufactures, and distributes innovative clinical solutions that enable physicians, surgeons, and personal care practitioners to treat selected cosmetic and medical conditions using lasers, aesthetic laser systems, and other advanced technologies. Founded near Boston in 1970, the company markets and services its products in over 70 countries from offices and distributors in the United States, Europe, Japan, China and other Asian locations. Candela established the aesthetic laser market 17 years ago, and currently has an installed base of 9,000 lasers worldwide. Candela is an Equal Opportunity and Affirmative Action Employer (Male/Female/Handicapped/Veteran).  Visit Candela on the Web at http://www.candelalaser.com.

Safe Harbor Statement:   Except for the historical information contained herein, this news release contains forward—looking statements that constitute Candela’s current intentions, hopes, beliefs, expectations or predictions of the future, which are therefore inherently subject to risks and uncertainties.  Such statements may relate to, among other things, our future revenue, gross margin, expense levels and earnings, our growth prospects, market acceptance of our products, the strength of our distribution channels, our ability to add new products, our ability to expand regulatory approvals and the liquidity of our common stock.  The risks and uncertainties that may affect forward—looking statements include, among others: the cancellation or deferral of customer orders, the risk of an adverse judgment in the patent litigation with Palomar Medical Technologies, Inc., (PMTI), dependence on a small number of strategic distribution relationships, difficulties in the timely development and market acceptance of new products, unanticipated increases in expenses, market developments that vary from the current public expectations concerning the growth of the laser industry, increased competitive pressures, changes in economic conditions, or difficulties in obtaining timely regulatory approvals.  Further information on factors that could affect Candela’s performance is included in Candela’s periodic reports filed with the SEC, including but not limited to, Candela’s Annual Report on Form 10—K for the year ended July 2, 2005, and subsequent Quarterly Reports on Form 10—Q.  Candela cautions readers not to place undue reliance upon any such forward—looking statements, which speak only as of the date made.  Candela expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any such statements to reflect any change in Candela’s expectations or any change in events, conditions or circumstances on which any such statement is based.

CANDELA CORPORATION (Nasdaq: CLZR)

Condensed Consolidated Statements of Operations

(amounts in thousands, except per share amounts)

	For the three months ended:		For the year ended:
	July 1, 2006	July 2, 2005	July 1, 2006	July 2, 2005
Revenue	$41,345	$38,624	$149,466	$123,901
Cost of sales	22,422	20,623	75,617	63,153
Litigation Related Charges	—	—	—	4,829

Gross profit	18,923	18,001	73,849	55,919

Operating expenses:
Research and development	3,006	2,024	8,879	6,890
Selling, general and administrative	13,440	12,227	44,297	40,165
Litigation Related Charges	—	—	—	773

Total operating expenses	16,446	14,251	53,176	47,828

Income from operations	2,477	3,750	20,673	8,091

Other income (expense):
Interest income	691	235	1,748	634
Other (expense) income	—	(92)	(19)	(67)

Total other income	691	143	1,729	567

Income from continuing operations before income taxes	3,168	3,893	22,402	8,658

Provision for income taxes	765	669	7,468	2,194

Income from continuing operations	2,403	3,224	14,934	6,464
Discontinued operations:
Gain on disposal of Skin Care Center, including revision of leasehold obligations of $1,374 less income tax expense of $515.	—	—	—	859

Net income	$2,403	$3,224	$14,934	$7,323

Net income per share of common stock:
Basic:
Income from continuing operations	$0.10	$0.14	$0.65	$0.29
Income from discontinued operations	—	—	—	0.04
Basic earnings per share	0.10	0.14	0.65	0.33

Diluted:
Income from continuing operations	0.10	0.14	0.62	0.28
Income from discontinued operations	—	—	—	0.04
Diluted earnings per share	$0.10	$0.14	$0.62	$0.32

Weighted average shares outstanding	23,624	22,454	23,017	22,388

Diluted weighted average shares outstanding	24,365	23,121	23,948	23,073

CANDELA CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

	July 1, 2006	July 2, 2005
Assets

Current assets:
Cash and cash equivalents	$40,360	$56,582
Marketable securities	27,332	—
Accounts receivable, net	34,273	34,866
Notes receivable	1,611	805
Inventories	16,666	12,676
Other current assets	1,756	1,821

Total current assets	121,998	106,750

Property and equipment, net	3,302	3,240

Long-term investments	11,953	—
Other assets	11,923	6,826

Total assets	$149,176	$116,816

Liabilities and Stockholders' Equity

Current liabilities:
Accounts payable	$15,968	$11,674
Accrued payroll and related expenses	5,728	4,830
Accrued warranty	5,868	5,291
Income taxes payable	933	2,073
Other accrued liabilities	5,290	5,165
Current liabilities of discontinued operations	1,287	1,302
Deferred income	8,342	6,037
Total current liabilities	43,416	36,372

Other long-term liabilities	5,748	5,668
Long-term liabilities of discontinued operations	—	437
Total long-term liabilities	5,748	6,105

Stockholders' equity
Common stock	259	248
Less: Treasury stock	(12,997)	(12,997)
Additional paid-in capital	64,234	54,027
Accumulated earnings	48,280	33,346
Cumulative translation adjustment	236	(285)
Total stockholders' equity	100,012	74,339

Total liabilities and stockholders' equity	$149,176	$116,816